Exhibit 99.5

[Delta Lloyd letterhead]

THIS POWER OF ATTORNEY is granted on 11 January 2011,

(1)                                  Delta Lloyd N.V. (“Delta Lloyd”) hereby grants power of attorney to Mr. Peter Knoeff, Mr. Ton Rossenaar, Mr. Peter van den Dam, Mr. Huug Laoh and Ms. Stephanie Pirlot (each the “Attorney”) each individually with full power of substitution to:

(a)                                  sign on behalf of Delta Lloyd in the form as the Attorney may approve any filing and notification of any interest in listed securities that are required under any applicable rules and regulations as result of any acquisition and/or divestment and/or other transfer by Cyrte Investments B.V. or any of its subsidiaries, including but not limited to, Cyrte Investments GP I B.V. (either in its own capacity or for the benefit of CF I Invest C.V.) and Cyrte Investments GP III B.V. (either in its own capacity or for the benefit of Cyrte Fund III C.V.) (the “Filings”);

(b)                                 sign on behalf of Delta Lloyd in the form as the Attorney may approve any further documents, agreements or deeds as may be ancillary, necessary or useful in connection with the execution or performance of the Filings; and

(c)                                  perform all acts as in the opinion of the Attorney shall be necessary or useful in connection with the preparation, execution or performance of the Filings and of the transactions contemplated thereby including acts of disposition (the “Power of Attorney”).

(2)                                  Delta Lloyd shall not make any claim against the Attorney in respect of any act that is lawfully performed by the Attorney under the Power of Attorney.

(3)                                  Delta Lloyd shall indemnify and hold the Attorney harmless against any claims, actions or proceedings made against the Attorney and against any damages, costs and expenses that the Attorney may suffer or incur as a result of or in connection with any act that is lawfully performed by the Attorney under the Power of Attorney.

(4)                                  Delta Lloyd declares that this Power of Attorney also applies in situations where the Attorney also acts as a counterparty of Delta Lloyd or as a representative of a counterparty of Delta Lloyd (Selbsteintritt).

(5)                                  This Power of Attorney is irrevocable until 31 December 2012 at the end of which date it shall terminate and shall cease to be of any effect.

(6)                                  This Power of Attorney is governed by the laws of the Netherlands.

Delta Lloyd N.V.

/s/ Alex Otto
By: Alex Otto
Title: CEO Delta Lloyd Asset Management N.V.